EXHIBIT 99.1

LEXINGTON REALTY TRUST
TRADED: NYSE: LXP
ONE PENN PLAZA, SUITE 4015
NEW YORK, NY 10119-4015

LEXINGTON REALTY TRUST ACQUIRES THREE-PROPERTY INDUSTRIAL PORTFOLIO FOR $200 MILLION

NEW YORK, NY, October 2, 2017 - Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant industrial and office real estate investments, today announced it closed on the acquisition of a 3.2 million square foot, three-property industrial portfolio for approximately $200 million at initial GAAP and cash yields of 6.5% and 5.8%, respectively. These newly-constructed, Class A warehouse/distribution facilities are located along Interstate 40 in Tennessee and Mississippi, and are each 100% net-leased to investment-grade rated tenants. The portfolio has a weighted-average remaining lease term of approximately 9.8 years.

This portfolio transaction is consistent with Lexington’s continued focus on the purchase of well-located, high-quality industrial assets. To date, 2017 investment volume, inclusive of closed transactions and commitments, totals approximately $675 million at initial GAAP and cash yields of 7.3% and 6.4%, respectively. Additionally, these investments have a weighted-average remaining lease term of 13.3 years.

Lexington funded the portfolio transaction through borrowings on its revolving credit facility, which was subsequently increased, together with the related term loans, by an aggregate of $200 million.

Property Summaries

The first property is a 1.5 million square foot warehouse and light assembly facility located in Smyrna, Tennessee, a bulk-logistics sub-market of Nashville, Tennessee. Net-leased to Nissan North America, Inc. for approximately 10 years, the property sits adjacent to Nissan’s largest auto manufacturing plant in the U.S. The property distributes parts directly to the Nissan plant via a private connector road, making this mission-critical facility a prime logistical location for Nissan’s business.

The second property is a 1.1 million square foot distribution center located on the I-40 corridor between Nashville and Memphis, in Jackson, Tennessee. The property is net-leased to Kellogg’s Sales Company for approximately 10 years, with a guaranty from Kellogg Company. In addition to extra wide truck courts and over 500 trailer stalls, the property features developable expansion land that provides flexibility to Kellogg and/or future users. Kellogg chose this site for its close proximity to I-40 and their sole Pringles manufacturing plant in the Americas. The property distributes 100% of Pringles products nationally.

The third property is a 615,600 square foot distribution center located on the Mississippi side of the Memphis industrial market in Byhalia, Mississippi, a prime location with convenient access to both rail and interstates. The property was designed to modern logistical standards and is net-leased to McCormick & Company, Inc. for approximately 10 years. McCormick uses this site as one of their three regional distribution centers in the U.S. for their food and spice business.

ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) that owns a diversified portfolio of real estate assets consisting primarily of equity investments in single-tenant net-leased commercial properties across the United States. Lexington seeks to expand its portfolio through build-to-suit transactions, sale-leaseback transactions and acquisitions. For more information or to follow Lexington on social media, visit www.lxp.com.

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